Exhibit (10)-v

Effective January 1, 2006

BAUSCH & LOMB INCORPORATED

LONG TERM EQUITY EQUIVALENT ACCUMULATION PLAN

ARTICLE ONE

Definitions

1.1	“Board” means the Board of Directors of Bausch & Lomb Incorporated.

1.2	“Change of Control” means a Change of Control as defined in Section 7.3 of this Plan.

1.3	“Code” means the Internal Revenue Code of 1986, as amended.

1.4	“Committee” or “Compensation Committee” means the Compensation Committee of the Board.

1.5	“Company” means Bausch & Lomb Incorporated.

1.6
“Company Stock Unit” means a hypothetical unit having a value at any time equal to the closing price of a share of Company Common Stock at such time. The closing price shall be unless otherwise determined by the Committee, the closing price during normal business hours for the Shares as reported on the New York Stock Exchange (or on any national securities exchange on which the Shares are then listed) for a date or, if no such price is reported for that date, the closing price on the preceding date for which such prices were reported, all as reported by such source as the Committee may select.

1.7
“Compensation” means, for any calendar year, the gross remuneration (including any amount salary reduced under Code sections 125, 132(f), or 401(k)) paid to a Participant by the Company for personal services actually rendered including salary, wages, overtime, annual incentive bonuses, and base severance benefits but not including long-term incentive awards, suggestion awards, tuition refunds, relocation expenses, enhanced severance benefits or other extra remuneration of whatever nature, contributions made under any other employee benefit or deferred compensation plan, or any amount in excess of the amount permitted under Section 401(a)(17) of the Code.

1.8	“Effective Date” means January 1, 2006.

1.9	“Officer” means any corporate officer of the Company elected by the Board.

1.10	“Participant” means an eligible Officer.

1.11	“Participant Account” or “Account” means the hypothetical account maintained to record contributions awarded to a Participant plus adjustments thereto to reflect earnings (and losses) and withdrawals.

1.12	“Plan” means this Bausch & Lomb Incorporated Long Term Equity Equivalent Accumulation Plan.

1.13
“Trust” means any rabbi trust established by the Company for the purposes of providing funds for the Company to meet its obligations to pay benefits under this Plan. The rabbi trust established under the Executive Deferred Compensation Plan may be used as the Trust vehicle for both this Plan and the Executive Deferred Compensation Plan.

1.14	“Year” or “Plan Year” means the calendar year.

ARTICLE TWO

Purpose of Plan

2.1
The purpose of this Plan is to provide a means to attract and retain key officers and, through the award of Company Stock Units, to further align the interests of Officers with the interests of the Company’s shareholders.

ARTICLE THREE

Eligibility

3.1
Any Officer designated in the sole discretion of the Compensation Committee, shall be eligible to participate in this Plan, provided that no Officer shall be eligible unless he or she is within a “select group of management or highly compensated employees” as this term is defined in Title I of ERISA.

ARTICLE FOUR

Awards/Contributions

4.1
Type and Amount of Awards. Each Plan Year the Company shall, at each Participant’s election, allocate to his or her Account either a dollar amount equal to five percent of the Participant’s Compensation for the Year or Company Stock Units with a notional value of 15 percent of the Participant’s Compensation for the Plan Year. Company contributions shall be allocated to a Participant’s Account as soon as administratively practicable following the end of each calendar quarter, based on the Participant’s Compensation during such period, or more frequently as determined by the Company in its administration of the Plan.

4.2	Vesting. Cash awards shall be immediately and fully vested at all times. Company Stock Unit awards shall vest at the earliest of the following:

▪	Five years from the first day of the calendar year to which the award relates;

▪
The Participant’s termination of employment on account of disability as defined under the Company’s long-term disability plan or, in the absence of such a plan, the Participant’s entitlement to Social Security disability benefits;

▪	The Participant’s death;

▪
In the event of the Participant’s retirement from the Company at or after age 55, unvested Company Stock Unit Awards shall vest partially and in 20% increments depending on how many years out of five have passed since the first day of the calendar year to which the award relates (such that, for example, a Participant who retires with a Company Stock Unit Award that was granted more than three but less than four years before retirement will be vested in 60% of that particular Company Stock Unit Award); or

▪	The Compensation Committee shall have the ability to accelerate vesting under any other circumstances in its sole discretion.

Until vesting occurs under one of the foregoing events, all Company Stock Units are forfeitable and, if the Participant terminates employment during the period of forfeitability, all unvested Company Stock Units shall be irrevocably forfeited.

4.3	Officer Contributions. Participant contributions to this Plan are neither required nor permitted.

ARTICLE FIVE

Deferral of Awards

5.1	Participant Elections. Each Participant shall have the right to make the following elections with respect to Company Stock Unit (but not cash) contributions made on his or her behalf

•
Whether to receive payment, adjusted for earnings and losses, if any, as soon as administratively practicable after it vests or to defer payment pursuant to Section 5.2 to a fixed date or to the Participant’s date of retirement;

•	The method of deferred payment desired (i.e., equal annual installments or lump sum) and, if annual installments, the number of years of installment payments; and

•	The designation of a beneficiary to receive any benefit payable on account of the Participant’s death.

5.2
Deferral Elections to follow Deferred Compensation Plan. For all Participants who are initially eligible to participate on the Effective Date of this Plan, the elections under Section 5.1 must be made to the Company in writing no later than December 31, 2005, and shall be effective only with respect to Compensation earned after the election is made. Except as specified in the prior sentence with respect to the timing requirements for the initial election following the Effective Date, all deferrals of awards under this Plan shall be made in accordance with the terms of Sections 5 and 6 of the Company’s Executive Deferred Compensation Plan whose terms are incorporated by this reference.

ARTICLE SIX

Investment of Participant Accounts

6.1
Earnings on Accounts. Company Stock Unit awards shall have earnings determined independently as follows. The rate of return on deferred Company Stock Unit awards shall match the rate of return on the Company’s Common Stock. Each Company Stock Unit shall have an initial value equal to the closing price of a share of Company Common Stock on the date, no less than once per quarter, as determined by the Company in its administration of the Plan, that allocated contributions are converted to Company Stock Units. Its value on any date thereafter shall equal the value of the Company Common Stock on such later date. If any dividends are issued on Company Common Stock while Company Stock Units are held in the Plan, each unit shall be deemed to generate on the date dividends on Company Common Stock are paid, dividend equivalents equal to the dividends on the Common Stock and the amount of such dividend equivalents shall be converted to additional Company Stock Units based on the closing price of Company Common Stock on such conversion date. No amounts credited to deferred Company Stock Unit accounts may be transferred from these accounts to other investment accounts under the Plan.

6.2
Account Recordkeeping. All Company Stock Unit accounts under the Plan are hypothetical. The value of a Participant’s Company Stock Unit Accounts will fluctuate in accordance with the actual performance of Company Stock. That is, earnings and losses on Company Stock Unit accounts shall track changes in the fair market value of Company Common Stock as determined by the Compensation Committee or its designee. Dividends on the imputed shares also will be credited to the Participant’s Company Stock Unit accounts.

ARTICLE SEVEN

Payment of Benefits

7.1
Normal Payment Date. On the payment date elected by the Participant in the deferral election (but in no event later than the date the Participant terminates employment other than for retirement after age 55, or death), the vested amount credited to the Participant’s Account as of the Plan’s valuation date immediately preceding the distribution date shall be payable to the Participant or, in the event of death, to his or her beneficiary. The form of payment shall be a single lump sum payment or equal annual installment payments. Regardless of the form of benefit, all payments shall be made in cash. No benefits shall be payable in Company stock or other property. The value of a Participant’s Account shall be based on the hypothetical value of the accumulated contributions and earnings credited to the Account under ARTICLE SIX regardless of the value of any actual investments, if any, invested by the trustee of the Rabbi Trust.

7.2
Hardship Distribution. In the case of an unforeseeable emergency, the Committee shall distribute all or a portion of the vested portion of an Account before the fixed date specified in the Participant’s deferral election, but the amount of the distribution shall not exceed the amount needed to relieve the unforeseeable emergency. For this purpose, the Committee shall determine the existence of an unforeseeable emergency under such rules as it may establish provided that in no event shall a distribution be made that fails to satisfy the definition of an unforeseeable emergency as set forth in Code Section 409A. Currently, Section 409A defines the term “unforeseeable emergency” as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

7.3
Change of Control Distribution. Upon a Change of Control (as defined below), notwithstanding a Participant’s payment date with respect to any compensation deferred hereunder, all amounts in a Participant’s Account (including earnings credited thereto) shall be due and payable to the Participant in a lump sum cash payment within 15 days following the Change of Control. For purposes of this Plan, Change of Control shall mean an event that satisfies one of the conditions in (i) through (iv) below and is either a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets of the Company” as these terms are defined in Code Section 409A and the regulations thereunder:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 9(h) are satisfied; or

(ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Approval by the shareholders of the Company of a reorganization, merger, binding share exchange or consolidation, in each case, unless, following such reorganization, merger, binding share exchange or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

(iv) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

7.4
Death Distribution. In the case of the death of any Participant before distribution of the full amount of his or her Account, any remaining amounts shall be distributed to the Participant’s beneficiary in a single cash sum. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then, notwithstanding any provision herein to the contrary, such amounts shall be distributed to such Participant’s estate in a lump sum cash distribution as soon as administratively feasible following such Participant’s death.

7.5
Termination Distribution. Notwithstanding any payout election a Participant may have made, upon his or her termination of employment with the Company, a Participant’s Account balance shall be automatically paid in a lump sum cash payment no later than 60 days after the end of the Plan Year of the Participant’s termination of employment; provided, however, that any Participant who is a Specified Employee and who incurs a termination of employment with the Company shall not be entitled to receive his or her Plan account balance under this paragraph prior to the date which is six (6) months after the date of his or her termination of employment (or, if earlier, his or her death). For purposes of the Plan, the term “Specified Employee” shall mean a key employee, as defined in Code Section 416(i) (without regard to paragraph (5) thereof). As of the Effective Date, this section defines a key employee to mean an employee of the Company who, at any time during the Plan Year, is (1) an officer of the Company having an annual compensation greater than one hundred thirty-five thousand dollars ($135,000) for 2005 (indexed for inflation in future years); (ii) a five percent (5%) owner of the Company; or (iii) a one percent (1%) owner of the Company having an annual compensation from the Company of more than one hundred fifty thousand dollars ($150,000). Termination of employment shall mean the separation of service with the Company (within the meaning of Code Section 409A), voluntarily or involuntarily, for any reason other than retirement, death, or authorized leave of absence.

7.6	Taxes. All payments made to Participants under the Plan shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.

ARTICLE EIGHT

Miscellaneous

8.1
Fail Safe Provision.(a)This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an "Early Taxation Event") prior to the date on which such amounts are made available to him or her hereunder; provided, however, that no portion of this Section shall become operative to the extent that portion would result in a violation of Section 409A (e.g., by causing an impermissible distribution under Section 409A).

b) Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant's Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.

c) If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

8.2
Administration. The Treasurer of the Company, as the designee of the Compensation Committee, shall be the plan administrator and has the authority to control and manage the operation and administration of the Plan.

8.3	Assignability. No right to receive payments under the Plan is transferable or assignable by a Participant except by will or by the laws of descent and distribution.

8.4	Business Days. In the event any date specified falls on a Saturday, Sunday, or holiday, such date will be deemed to refer to the next business day thereafter.

8.5
Amendment. The Plan may at any time or from time to time be amended or modified by the Board of Directors or the Compensation Committee. No such amendment or modification will, without the consent of the Participant, adversely affect the Participant's accruals in his or her Participant Account.

8.6
Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company (through its Board of Directors or the Compensation Committee) reserves the right to terminate the Plan at any time. Upon a complete or partial termination of the Plan, the deferral elections of the affected Participants shall terminate and their Plan Account balances, determined as if they had experienced a termination of employment on the date of Plan termination, shall be immediately paid to the Participants; provided however, if immediate distribution of a Participant's account balance on termination is not permitted by Section 409A, the payment of the Account balance shall be made only after Plan benefits otherwise become due hereunder. The termination of the Plan shall not adversely affect any Participant or beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

8.7
Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this 23rd day of October, 2005.

BAUSCH & LOMB INCORPORATED

By /s/ David Nachbar
David Nachbar
Senior Vice President, Human Resources